                                                                   EXHIBIT 10.32

                                 CIMA LABS INC.
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into on February 19, 2003 by and between Cima Labs Inc., a Delaware corporation (the "Company"), and James C. Hawley, a resident of Minnesota ("Executive").

         A. The Company develops and manufactures prescription and over-the-counter pharmaceutical products using fast-dissolve drug delivery technologies for sale around the world.

         B. Executive is an experienced business manager.

         C. The Company desires to hire Executive as its Vice President, Chief Financial Officer and Secretary, and Executive desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

         1. Employment. Effective as of March 17, 2003, the Company shall employ Executive, and Executive shall accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.

         2. Term of Employment. The term of Executive's employment with the Company shall be for the period commencing on March 17, 2003 and continuing until terminated in accordance with Section 9 hereof.

         3. Position and Duties.

         (a) Employment with the Company. During the term of Executive's employment with the Company, Executive shall report to the President and Chief Executive Officer of the Company and shall perform such duties and responsibilities as the Company shall assign to him from time to time consistent with his position. Effective as of April 1, 2003 and subject to approval of the Board of Directors of the Company (the "Board"), Executive shall be an executive officer of the Company and Executive's title shall be "Vice President, Chief Financial Officer and Secretary".

         (b) Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company during his employment with the Company. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company, Executive may participate in charitable activities and personal investment activities to a reasonable extent, and, subject to prior Board approval, may serve on boards of directors of other companies, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder.

         4. Compensation.

         (a) Base Salary. While Executive is employed by the Company hereunder, the Company shall pay to Executive an annual base salary at the rate of $200,000, less deductions and withholdings, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures. Annual performance and salary reviews will be conducted in accordance with Company policy and practice.

         (b) Incentive Bonus. For each full calendar year that Executive is employed by the Company hereunder, Executive shall be eligible for an incentive bonus award of up to 50% of Executive's base salary, based on achievement of objectives established by the Company. For calendar year 2003, Executive shall be eligible for an incentive bonus award of up to $100,000.

         (c) Stock Options. Subject to approval by the Board and the terms of a definitive stock option agreement to be entered into by the Company and Executive, the Company shall grant Executive a stock option to purchase 50,000 shares of common stock of the Company.

         (d) Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

         (e) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company's normal policies and procedures for expense verification and documentation.

         (f) Vacation/Paid Time Off. While Executive is employed by the
Company hereunder, Executive shall accrue paid time off each year in accordance with the Company's policies and practices in effect from time to time; provided, however, that Executive shall accrue paid time off each pay period at a rate of four weeks per year. Paid time off shall be taken at such times so as not to unduly disrupt the operations of the Company.

         5. Confidential Information. Except as permitted in writing by the Company's Board, during the term of Executive's employment with the Company and at all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or shall acquire during his employment with the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company,
(iii) any customer or supplier lists of the Company, (iv) any confidential, proprietary or secret development or research work of the Company, (v) any strategic or other business, marketing or sales plans of the Company, (vi) any financial data or plans respecting the Company, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of Executive's employment with the Company, Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

         6. Ventures. If, during the term of Executive's employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6.

         7. Noncompetition Covenant.

         (a) Agreement Not to Compete. During the term of Executive's employment with the Company and for a period of twelve (12) consecutive months from the date of the termination of such employment, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, throughout North America, engage in any business that the Company has engaged in during the term of Executive's employment with the Company, or any part of such business, including without limitation the design, development, manufacture, distribution, marketing or selling of pharmaceutical products using fast-dissolve drug delivery technologies, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7(a).

         (b) Agreement Not to Hire. During the term of Executive's employment with the Company and for a period of twelve (12) consecutive months from the date of the termination of such employment, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, hire, engage or solicit any person who is then an employee of the Company or who was an employee of the Company at the time of Executive's termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

         (c) Agreement Not to Solicit. During the term of Executive's employment with the Company and for a period of twelve (12) consecutive months from the date of the termination of such employment, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company on behalf of any entity competing with the Company or to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. A "current customer" is defined as a customer of the Company as of the Termination Date (as defined below). A "potential customer" is an entity with which the Company has had significant and substantive discussions within one year prior to, or is having significant and substantive discussions as of, the Termination Date.

         (d) Acknowledgment. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

         (e) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this
Section 7 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

         8. Patents, Copyrights and Related Matters.

         (a) Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements, inventions, ideas, and discoveries that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and (ii) any type of products, goods or services sold or used by the Company. Executive also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:

                  (i) the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 8(a);

                  (ii) the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

                  (iii) the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 8(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive's own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

         (b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his duties and responsibilities hereunder shall be considered "works made for hire," as defined in the U.S. Copyright Act.

         (c) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company.

         9. Termination of Employment.

         (a) The Executive's employment with the Company shall terminate immediately upon:

                    (i) Executive's receipt of written notice from the
                        Company of the termination of his employment;

                   (ii) Executive's abandonment of his employment or his
                        resignation; or

                  (iii) Executive's death or Disability (as defined below).

         (b) The date upon which Executive's termination of employment with the Company occurs shall be the "Termination Date."

         10. Payments upon Termination of Employment.

         (a) If Executive's employment with the Company is terminated by the Company for any reason other than for Cause (as defined below) or by Executive for Good Reason (as defined below):

                  (i) (A) if the Termination Date occurs within the first six
                          (6) months of Executive's employment with the Company, the Company shall pay to Executive as severance pay an amount equal to his current base salary for a period of six (6) consecutive months after the Termination Date; or

                      (B) if the Termination Date occurs after six (6) months of
                          Executive's employment with the Company, the Company shall pay to Executive as severance pay an amount equal to his current base salary for a period of twelve (12) consecutive months after the Termination Date; and

                   (ii) if Executive elects to continue his group health
                        insurance coverage with the Company following the termination of his employment with the Company, and if Executive pays the remaining portion of the health insurance premium, the Company will continue to pay its portion of the monthly premiums as if Executive were still employed and at the same level of coverage that was in effect as of the Termination Date for the same period as Executive is receiving severance pay under
                        Section 10(a)(i) above; and

                  (iii) the Company shall pay to Executive a pro rata portion
                        (based on the number of full calendar months of employment during the calendar year in which the Termination Date occurs) of any incentive bonus that would have been payable to him for such year pursuant to
                        Section 4(b) hereof as if Executive had been in the employ of the Company for the full calendar year.

Any amount payable to Executive as severance pay shall be subject to deductions and withholdings and shall be paid to Executive by the Company in accordance with the Company regular payroll schedule commencing on the first normal payroll date of the Company following the expiration of all applicable rescission provided by law and continuing thereafter. Any amount payable to Executive as incentive bonus hereunder shall be paid to Executive by the Company in the same manner and at the same time that incentive bonus payments are made to current employees of the Company, but no earlier than the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law.

The Company shall be entitled to deduct from any severance pay otherwise payable to Executive hereunder any amount received by Executive after the Termination Date under any short-term or long-term disability insurance plan or program provided to him by the Company. In addition, the Company shall be entitled to cease making severance payments to Executive if Executive obtains other employment after the Termination Date and to cease making payments for the cost of the continuation of his group health insurance coverage with the Company after the Termination Date if Executive becomes eligible for comparable group health insurance coverage from any other employer. For purposes of mitigation and reduction of the Company's financial obligations to Executive under this
Section 10(a), Executive shall within three days promptly and fully disclose to the Company in writing: (i) the fact of any employment with any other employer,
(ii) the amount of any such disability insurance payments, or (iii) the fact that he has become eligible for comparable group health insurance coverage from any other employer, and Executive shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Executive's failure or unwillingness to make such disclosures.

         (b) If Executive's employment with the Company is terminated by reason of:

                  (i) Executive's resignation or abandonment of his
                      employment,

                   (ii) termination of Executive's employment by the Company
                        for Cause (as defined below), or

                  (iii) Executive's death or Disability,

the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his base salary through the Termination Date.

         (c) "Cause" hereunder shall mean:

                    (i) an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or substantial personal enrichment of Executive at the expense of the Company;

                   (ii) unlawful conduct or gross misconduct that is willful and deliberate on Executive's part and that, in either event, is materially injurious to the Company;

                  (iii) the conviction of Executive of a felony;

                   (iv) material failure of Executive to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or employee of the Company, which failure has not been cured by Executive within 30 days after written notice thereof to Executive from the Company specifying such material failure; or

                    (v) material breach of any terms and conditions of this
                        Agreement by Executive not caused by the Company.

         (d) "Disability" hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 calendar days or more during any 360-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days.

         (e) "Good Reason" hereunder shall mean

                   (i) any action by the Company that results in a substantial diminution in Executive's responsibilities as Chief Financial Officer of the Company (after such appointment as contemplated by Section 3(a) of this Agreement), other than for Cause or on account of Disability; or

                  (ii) a material reduction in Executive's base salary.

         (f) In the event of termination of Executive's employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 10(a) or Section 10(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

         (g) Notwithstanding the foregoing provisions of this Section 10, the Company shall not be obligated to make any payments to Executive under
Section 10(a) hereof unless Executive shall have signed a release of claims in favor of the Company in a form to be prescribed by the Company, all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in strict compliance with the terms of this Agreement as of the dates of the payments.

         11. Return of Records and Property. Upon termination of his employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

         12. Remedies.

         (a) Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 5, 7, 8 and 11 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

         (b) Arbitration. Except for disputes arising under Sections 5, 7 or 8 hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to Executive's employment with the Company or the termination of such employment shall be submitted to final and binding arbitration in Minneapolis, Minnesota. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be paid by the Company. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys' fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party's administrative remedies under federal, state or local law.

         (c) Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with Sections 5, 7 or 8 of this Agreement. Any action involving claims of a breach of such Sections shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

         13. Miscellaneous.

         (a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

         (b) Entire Agreement. Except for the stock option agreement referred to in Section 4(c) hereof, this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

         (c) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

         (d) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         (e) Assignment. This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity
(i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or

(iii) of which 50% or more of the capital stock or the voting control is owned, directly or indirectly, by the Company. After assignment by the Company under clause (i) or (ii) of the preceding sentence, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the "Company" for purposes of all terms and conditions of this Agreement, including this Section 13.

         (f) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

         (g) Severability. Subject to Section 7(e) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         (h) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

         IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

                                            CIMA LABS INC.


                                            By /s/Steven Ratoff
                                               ----------------

                                            Its Member of the Board of Directors


                                            /s/James C. Hawley
                                            ------------------
                                            JAMES C. HAWLEY